Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SMITH ELECTRIC VEHICLES US CORP.

The undersigned, Bryan L. Hansel, hereby certifies as follows:

1.             He is the duly elected and acting President and Chief Executive Officer of Smith Electric Vehicles US Corp., a Delaware corporation (the “Corporation”).

2.             The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on January 13, 2009.

3.             This Third Amended and Restated Certificate of Incorporation (hereafter “Restated Certificate”) amends, restates and integrates the provisions of the Second Amended and Restated Certificate of Incorporation of said Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

4.             Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, consented to the amendment and restatement of the Second Amended and Restated Certificate of Incorporation of the Corporation as set forth below without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

5.             The text of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:                   The name of the corporation (hereinafter called the “Corporation”) is

SMITH ELECTRIC VEHICLES US CORP.

SECOND:             The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1811 Silverside Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is Vcorp Services, LLC.

THIRD:                  The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

FOURTH:              The authorized capitalization of the Corporation is as follows:

A.            Authorization of Stock.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Two Hundred Seven Million, Three Hundred Nine Thousand, Eight (207,309,008) shares, which shall consist of two classes of stock as follows:

Common Stock, $0.001 par value	200,000,000

Preferred Stock, $0.001 par value (“Preferred Stock”)	7,309,008

The Preferred Stock shall consist of two series as follows:

Series B Convertible Preferred Stock, $0.001 par value (“Series B Preferred Stock”)	4,809,008

Series C Convertible Preferred Stock, $0.001 par value (“Series C Preferred Stock”)	2,500,000

The rights, preferences, privileges and restrictions granted to and imposed upon the various classes and series of stock of the Corporation are as follows:

B.            Common Stock.

The powers, preferences, rights, qualifications, limitations and restrictions of the shares of the Common Stock are as follows:

1.             General.  The voting, dividend, liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

2.             Voting Rights.  The holders of record of the Common Stock are entitled to one (1) vote per share on all matters to be voted on by the Corporation’s stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation (as amended or amended and restated, the “Restated Certificate”) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate or pursuant to the General Corporation Law of the State of Delaware. Except as provided by law or this Restated Certificate, holders of shares of Common Stock shall vote together as a single class on all matters with the holders of Preferred Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote (or written consent in lieu thereof) of the holders of a majority of the shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any successor provision.

3.             Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors of the Corporation (the “Board of Directors”) in its sole discretion, subject to provisions of law and any provision of this Restated Certificate, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4.             Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, the holders of Common Stock shall be entitled (together as one class) to share ratably in the remaining assets of the Corporation, together with any class or series of Preferred Stock entitled to share therein pursuant to this Restated Certificate.

C.            Preferred Stock.  The powers, preferences, rights, qualifications, limitations and restrictions of the shares of Preferred Stock are as follows:

1.             Dividends.

(a)           Preferred Stock Dividends and Payments.

(i)            The holders of shares of Series B Preferred Stock and holders of shares of Series C Preferred Stock shall not be entitled to dividends.

(ii)           The Corporation shall not, on any date, declare, pay or set aside any Distributions payable on shares of Common Stock unless the holders of Preferred Stock then outstanding shall first receive, or simultaneously receive, on such date, a Distribution on each outstanding share of Preferred Stock equal to the product of (i) the per share Distribution to be declared, paid or set aside for the Common Stock, multiplied by (ii) the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

(iii)          As used in this section, “Distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of Common Stock) or the purchase of shares of the Corporation (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers or directors pursuant to agreements providing for the right of such repurchase upon the cessation of their employment or services, at the lower of fair market value or cost) for cash or property.

(b)           Original Issue Price. The “Series B Original Issue Price” for each share of Series B Preferred Stock shall be $12.04 (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).  The “Series C Original Issue Price” for each share of

Series C Preferred Stock shall be $12.38 (subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event).

2.             Liquidation, Dissolution, or Winding-Up.

(a)           Distributions to Holders of Preferred Stock. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (each such event being hereinafter referred to as a “Liquidation Event”), or a Deemed Liquidation Event (as defined below), the holders of outstanding shares of Series B Preferred Stock and the holders of outstanding shares of Series C Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to stockholders, before any distribution or payment is made upon the Common Stock, an amount per share of (i) Series B Preferred Stock (the “Series B Liquidation Value”) equal to the Series B Original Issue Price of such shares and (ii) Series C Preferred Stock (the “Series C Liquidation Value”) equal to the Series C Original Issue Price (each such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassifications or other similar event affecting the Series B Preferred Stock and Series C Preferred Stock, respectively, and occurring after the date of filing of this Restated Certificate).

Such amounts shall be paid to the holders of Series B Preferred Stock and holders of Series C Preferred Stock before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock and Series C Preferred Stock by reason of their ownership thereof. If, upon a Liquidation Event or Deemed Liquidation Event, the remaining assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred Stock of their full Series B Liquidation Value and to all holders of the Series C Preferred Stock of their full Series C Liquidation Value, then such assets shall be distributed among the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock at the time outstanding, ratably in proportion to the full preferential amount each such holder is otherwise entitled to receive with holders of Series C Preferred Stock receiving in the aggregate such portion of the remaining assets having a value equal to the value of such remaining assets multiplied by a fraction, the numerator of which is the Series C Liquidation Value and the denominator of which is sum of the Series C Liquidation Value and the Series B Liquidation Value, and with holders of Series B Preferred Stock receiving in the aggregate such portion of the remaining assets having a value equal to the value of such remaining assets multiplied by a fraction, the numerator of which is the Series B Liquidation Value and the denominator of which is the sum of the Series C Liquidation Value and the Series B Liquidation Value. Upon payment of the amounts, if any, to which the holders of Series B Preferred Stock and the holders of Series C Preferred Stock would be entitled pursuant to this paragraph, such shares of Series B Preferred Stock and Series C Preferred Stock shall cease to be outstanding.

(b)           Remaining Distributions. After payment in accordance with the foregoing has been made in full to the holders of Series B Preferred Stock and to the holders of Series C Preferred Stock or funds necessary for such payment have been set aside by the Corporation in trust for the exclusive benefit of such holders so as to be available for such payment, all remaining assets and funds of the Corporation available for distribution shall be distributed ratably among the holders of Common Stock.

(c)           Deemed Liquidations. (i) For purposes of this Section 2, a Liquidation Event shall be deemed to be occasioned by, or to include, any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance or sale by the Corporation of stock solely for capital raising purposes): (x) involving the merger or consolidation of the Corporation, or a subsidiary of the Corporation, into or with another entity (other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions), or (y) involving the sale, lease, transfer, exchange, exclusive license or other conveyance of all or substantially all of the assets of the Corporation (each such transaction, a “Deemed Liquidation Event”).

(ii)           Upon the election of the holders of Series B Preferred Stock and Series C Preferred Stock representing the Required Vote (as hereinafter defined) to not consider the foregoing events a Deemed Liquidation Event, all holders of Series B Preferred Stock and all holders of Series C Preferred Stock shall be deemed to have made such election and such election shall bind all holders of Series B Preferred Stock and all holders of Series C Preferred Stock. For purposes of this Restated Certificate: (A) “Required Vote” means the holders of at least a majority of the votes of the then outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting together as a single class on an as-converted to Common Stock basis); (B) “Affiliate” means with respect to a specified person, firm or entity, another person, firm or entity that directly or indirectly controls, is controlled by or is under common control with the person, firm or entity specified and in the case of any individual, shall include a spouse, lineal ascendant or descendant, adopted child or a trust or other entity which such person may own or control or of which any of them may be the beneficiary; and (C) “Control” (including its correlative meaning, ‘‘controlled by” and “under common control with”) means the possession, directly or indirectly through one or more intermediaries, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

(iii)          In the event of a Liquidation Event or Deemed Liquidation Event resulting in the availability of assets other than cash, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock will be entitled to elect to receive (and proper provision shall be made including by the successor or acquiring entity in such transaction so that the holders have the right to elect to receive) out of the proceeds of the transaction to be received by the Corporation or its stockholders, a distribution of cash and, in the event there is insufficient cash available to satisfy the liquidation preferences and other distribution rights stated in this Section 2, other assets equal in value (when added to the amount of cash distributed pursuant to this sentence, if any) to the liquidation preferences and other distribution rights stated in this Section 2.

(iv)          If the Corporation effects any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property and such transaction does not constitute a Deemed Liquidation Event pursuant to this Section 2(c) or if the provisions of Section 2(c)(i) are waived as set forth therein, then in any such case either (1) all Preferred Stock will continue to be outstanding or (2) if the Corporation does not exist after such event, the successor corporation or ultimate parent thereof if applicable, will, as a condition to the effectiveness of such transaction, be required to issue to the holders of Series B Preferred Stock and to the holders of Series C Preferred Stock senior convertible securities, and in each such case provision shall be made so that the holders of Series B Preferred Stock, the holders of Series C Preferred Stock or such senior convertible securities shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion of Series B Preferred Stock or Series C Preferred Stock, as applicable, would have been entitled upon such consolidation, merger or other transaction, subject to adjustment in respect of such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of Section 4 with respect to the rights of the holders of Series B Preferred Stock and the holders of Series C Preferred Stock or, in either case, such senior convertible securities, after the consolidation, merger or other transaction to the end that the provisions of Section 4 (including adjustment of the applicable Series B Conversion Price for Series B Preferred Stock and the applicable Series C Conversion Price for the Series C Preferred Stock or, in either case, senior convertible securities then in effect and the number of shares issuable upon conversion of Series B Preferred Stock and Series C Preferred Stock or, in either case, senior convertible securities, as applicable), shall be applicable after that event and be as nearly equivalent as practicable.

(d)           Notice. The Corporation shall give each holder of record of Series B Preferred Stock and each holder of record of Series C Preferred Stock written notice of an impending transaction described in Section 2(c)(iv) above not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the affirmative vote or written consent of the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least the Required Vote.

(e)           Non-Cash Distributions.  In the event that such distribution to the holders of shares of Series B Preferred Stock and the holders of shares of Series C Preferred

Stock will include any assets other than cash, the Board of Directors will first determine in good faith and with due care the value of such assets for such purpose, except that (i) any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows: (A) if the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending three (3) trading days prior to the distribution or (B) if the securities are actively traded over-the counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending three (3) trading days prior to the distribution, or (ii) if there is no public trading market for such securities, if the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock representing the Required Vote object to such valuation, then the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock representing the Required Vote; provided, however, that, if the Board of Directors and the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock representing the Required Vote are unable to reach an agreement, then by independent appraisal by an investment bank hired and paid by the Corporation, but reasonably acceptable to the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock representing the Required Vote. The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an Affiliate or former Affiliate) shall be to make an appropriate discount from the fair market value determined as above in clause (i) or (ii) above to reflect the approximate fair market value thereof, as mutually determined by (x) the Corporation and (y) the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock representing the Required Vote; provided, further, that, if the Corporation and the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock representing the Required Vote are unable to reach an agreement, then by independent appraisal by an investment bank hired and paid by the Corporation, but reasonably acceptable to the holders of Series B Preferred Stock and the holders of the Series C Preferred Stock representing the Required Vote.

In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 2(e), “trading day” shall mean any day on which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the “regular hours” trading period that is generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

3.             Voting Rights.

(a)           Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class and not as separate classes.

(b)           No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

(c)           Preferred Stock.  Each holder of Series B Preferred Stock and each holder of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, held by such holder could be converted as of the record date. The holders of shares of Series B Preferred Stock and the holders of shares of Series C Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Series B Preferred Stock and the holders of shares of Series C Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock and Series C Preferred Stock held by each holder could be converted) shall be disregarded.

4.             Conversion.  The holders of Series B Preferred Stock and the holders of Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such series of Preferred Stock, into that number of fully-paid and non-assessable shares of Common Stock determined by dividing $12.04 (with respect to Series B Preferred Stock) or $12.38 (with respect to Series C Preferred Stock) (in either case, as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar events affecting such series) by the Series B Conversion Price for such share of Series B Preferred Stock or by the Series C Conversion Price for such share of Series C Preferred Stock, as applicable.

The rate at which shares of Series B Preferred Stock and shares of Series C Preferred Stock may be converted into shares of Common Stock is hereinafter referred to as the “Series B Conversion Rate” for the Series B Preferred Stock and the “Series C Conversion Rate” for the Series C Preferred Stock, respectively.  The initial “Series B Conversion Price” shall be $12.04 with respect to each share of Series B Preferred Stock.  The initial “Series C Conversion Price” shall be $12.38 with respect to each share of Series C Preferred Stock.  Upon any decrease or increase in the conversion price for any series of Preferred Stock, as described in this Section 4, the Series B Conversion Rate for the Series B Preferred Stock and the Series C Conversion Rate for the Series C Preferred Stock shall be appropriately increased or decreased.

(b)           Automatic Conversion. Each share of Series B Preferred Stock and each share of Series C Preferred Stock shall automatically be converted into fully-paid and non-assessable shares of Common Stock at the then effective Series B Conversion Rate and Series C

Conversion Rate, respectively, for such share: (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Common Stock (a “Public Offering”); provided, however, that after such Public Offering, the Common Stock will be traded on a United States national securities exchange (a “Qualified Public Offering”); or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of Series B Preferred Stock and the holders of Series C Preferred Stock representing the Required Vote indicating their election to convert immediately prior to the closing of such Public Offering (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c)           Mechanics of Conversion.

(i)            In the event Series B Preferred Stock and Series C Preferred Stock is converted into Common Stock as set forth in Section 4(b), the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to each holder of Series B Preferred Stock and to each holder of Series C Preferred Stock:

(A)          a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as foresaid; and

(B)           a certificate representing any shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(ii)           No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock or Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Series B Preferred Stock held by each holder of Series B Preferred Stock and all shares of Series C Preferred Stock held by each holder of Series C Preferred Stock that are then being converted shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either: (i) surrender the certificate or certificate therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock; or (ii) give written notice to the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same. Notwithstanding the foregoing, on the date of an Automatic Conversion Event, the outstanding shares of Series B Preferred Stock and Series C Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Series B Preferred Stock or Series C Preferred Stock are delivered to the Corporation or its transfer agent as provided above or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of an Automatic Conversion Event, each holder of record of shares of Series B Preferred Stock and each holder of record of shares of Series C Preferred Stock being converted shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series B Preferred Stock or Series C Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such bolder of Series B Preferred Stock or Series C Preferred Stock, as applicable, so converted a certificate or certificates for the number of shares of Common Stock to which such stockholder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record bolder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with a Liquidation Event or a Deemed Liquidation Event, the conversion may, at the option of any holder tendering Series B Preferred Stock or Series C Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of Series B Preferred Stock or Series C Preferred Stock shall not be deemed to have converted such Series B Preferred Stock or Series C Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)           Adjustments to Conversion Price for Diluting Issues.

(i)            Additional Shares Definition.  For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Restated Certificate, other than shares of Common Stock, Options or Convertible Securities:

(1)           issued or issuable to employees, consultants, directors or advisors of the Corporation pursuant to a stock option plan or restricted stock plan or agreement approved by the Board of Directors, not to exceed 2,400,000 shares of Common Stock (in each case (i) including outstanding Common Stock, Options and Convertible Securities issued pursuant to such plan or agreement and including 1,049465 shares outstanding or subject to Options outstanding at the time of the filing of this Restated Certificate and (ii) excluding shares repurchased at cost by the Corporation in connection with the termination of service and Common Stock, Options and Convertible Securities which do not vest pursuant to such plan or agreement), or such higher number as may be approved by the Board of Directors;

(2)           issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Restated Certificate or upon the conversion of Convertible Securities issued in exchange for Convertible Securities outstanding as of the date of the filing of this Restated Certificate (including the Company’s 10% Series A Convertible Debentures);

(3)           issued or issuable as a dividend or distribution on Series B Preferred Stock or Series C Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraphs 4(e), 4(f) or 4(g) hereof;

(4)           issued in a registered public offering under the Securities Act in connection with which all outstanding shares of Series B Preferred Stock and Series C Preferred Stock are converted into Common Stock;

(5)           issued or issuable pursuant to the bona fide acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization, which acquisition is approved by the Board of Directors;

(6)           issued or issuable (i) to banks, equipment lessors or other financial institutions pursuant to a debt financing, equipment lease, bank credit arrangement or commercial leasing transaction entered into for primarily non-equity financing purposes and approved by the Board of Directors; (ii) in connection with sponsored research, collaboration, technology license, development, distribution, marketing or other similar agreements or strategic partnerships entered into for primarily non-equity financing purposes and approved by the Board of Directors; and (iii) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors; and

(7)           issued or issuable upon conversion of the shares of Series B Preferred Stock or shares of Series C Preferred Stock.

(ii)           No Adjustment of Conversion Price.  No adjustment in the Series B Conversion Price of Series B Preferred Stock and no adjustment in the Series C Conversion Price of Series C Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Series B Conversion Price for the Series B Preferred Stock or the Series C Conversion Price for Series C Preferred Stock, as applicable, in effect on the date of and immediately prior to such issuance.

(iii)          Deemed Issue of Additional Shares of Common.  In the event the Corporation at any time or from time to time after the date of the filing of this Restated Certificate shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)           no further adjustment in the Series B Conversion Price of the Series B Preferred Stock or in the Series C Conversion Price of the Series C Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)           if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to recapitalization, reorganization, adjustment or similar provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), then the Series B Conversion Price of the Series B Preferred Stock and the Series C Conversion Price of the Series C Preferred Stock and, in either case, any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)           no readjustment pursuant to clause (2) above or clause (4) below shall have the effect of increasing the Series B Conversion Price of the Series B Preferred Stock to an amount above the Series B Conversion Price or the Series C Conversion Price of the Series C Preferred Stock to an amount above the Series C Conversion Price, as applicable, that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)           upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of such series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)           in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b)           in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5)           if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, then the adjustment previously made in the Series B Conversion Price or the Series C Conversion Price, as applicable, which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Series B Conversion Price or the Series C Conversion Price, as applicable, shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.

(iv)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.  In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Series B Conversion Price of the Series B Preferred Stock or the applicable Series C Conversion Price of the Series C Preferred Stock in effect on the date of and immediately prior to such issue, then the Series B Conversion Price of the Series B Preferred Stock or the Series C Conversion Price of the Series C Preferred Stock, as applicable, shall be reduced, concurrently with such issue, to a price determined by multiplying such Series B Conversion Price or Series C Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Series B Conversion Price or Series C Conversion Price, as applicable, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Series B Conversion Price or the Series C Conversion Price, as applicable, shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amount so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock and shares of Series C Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities (excluding convertible debt with no fixed conversion price) and all outstanding Options shall be deemed to be outstanding.

(v)           Determination of Consideration.  For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)           Cash and Property. Such consideration shall:

(a)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)           in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:

(a)           the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversions or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(b)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e)           Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Series B Conversion Price of the Series B Preferred Stock and the Series C Conversion Price of the Series C Preferred Stock, in each case, in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Series B Conversion Price of the Series B Preferred Stock and the Series C Conversion Price of the Series C Preferred Stock, in each case, in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)            Adjustments for Subdivisions or Combinations of Preferred Stock.

(i)            In the event the outstanding shares of Series B Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred Stock, the Series B Original Issue Price, Series B Conversion Price and the applicable Series B Liquidation Value of the Series B Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series B Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred Stock, the Series B Original Issue Price, the Series B Conversion Price and applicable Series B Liquidation Value of Series B Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(ii)           In the event the outstanding shares of Series C Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series C Preferred Stock, the Series C Original Issue Price, the Series C Conversion Price and the applicable Series C Liquidation Value of the Series C Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series C Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series C Preferred Stock, the Series C Original Issue Price, the Series C Conversion Price and applicable Series C Liquidation Value of Series C Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)           Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 2 above, if at any time after the filing of this Restated Certificate, the Common Stock issuable upon conversion of the Series B Preferred Stock or the Series C Preferred Stock shall be changed into the same or a different number of shares of any other series or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of shares of Series B Preferred Stock or each holder of shares of Series C Preferred Stock, as applicable, shall have the right thereafter to convert such shares of such Series B Preferred Stock or Series C Preferred Stock, as applicable, into a number of shares of such other series or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Series B Preferred Stock or the Series C Preferred Stock, as applicable, immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)           Other Distributions.  Subject to Section 2 hereof, in the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), in each case as permitted hereunder, then, in each such case for the purpose of this Section 4(h), the holders of Series B Preferred Stock and the holders of Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(i)            No Impairment.  The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock and of Series C Preferred Stock against impairment.  Notwithstanding the foregoing, nothing in this Section 4(i) shall prohibit the Corporation from amending this Restated Certificate with the requisite vote or consent of its stockholders and the Board of Directors.

(j)            Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Series B Conversion Price or Series C Conversion Price pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock or Series C Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock or of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Series B Conversion Price or the Series C Conversion Price, as applicable, at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock or the Series C Preferred Stock, as applicable.

(k)           Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of (i) the Series B Conversion Price of Series B Preferred Stock pursuant to Section 4(d)(iv) may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority in interest of the Series B Preferred Stock and (ii) the Series C Conversion Price of Series C Preferred Stock pursuant to Section 4(d)(iv) may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority in interest of the Series C Preferred Stock.  Any such waiver shall bind all future holders of shares of Series B Preferred Stock or holders of Series C Preferred Stock, as applicable.  A copy of any such waiver shall be provided to the holders of shares of Series B

Preferred Stock or to the holders of shares of Series C Preferred Stock, as applicable, upon request to the Secretary of the Corporation. Prompt notice of any such waiver by the holders of less than all the shares of the Series B Preferred Stock or by the holders of less than all the shares of the Series C Preferred Stock shall be given to those holders of shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, who have not consented to such waiver.

(l)            Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series B Preferred Stock and to each holder of Series C Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(m)          Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock and of the shares of Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock and of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock and of Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)           Special Definitions. For purposes of this Restated Certificate, the following definitions shall apply:

(i)            “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(ii)           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

5.             Covenants.

(a)           So long as any shares of Series B Preferred Stock or shares of Series C Preferred Stock shall remain outstanding, the Corporation shall not (whether by merger, consolidation, operation of law or otherwise) (i) effect any Liquidation Event or effect any Deemed Liquidation Event without the affirmative vote or written consent of the holders of the Series B Preferred Stock and the holders of the Series C Preferred Stock representing the Required Vote, (ii) amend, alter or repeal any provision of this Restated Certificate in any manner that materially and adversely affects the Series B Preferred Stock without the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock or (iii) amend, alter or repeal any provision of this Restated Certificate in any manner that materially and adversely affects the Series C Preferred Stock without the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock.

(b)           So long as any shares of Series B Preferred Stock shall remain outstanding, the Corporation shall not (whether by merger, consolidation, operation of law or otherwise), without the affirmative vote or written consent of the holders of Series B Preferred Stock representing at least a majority of the then outstanding shares of Series B Preferred Stock, create or authorize the creation of or issue any other security (including any security convertible into or exercisable for any equity security), having rights, preferences or privileges senior to the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock.

(c)           So long as any shares of Series C Preferred Stock shall remain outstanding, the Corporation shall not (whether by merger, consolidation, operation of law or otherwise), without the affirmative vote or written consent of the holders of Series C Preferred Stock representing at least a majority of the then outstanding shares of Series C Preferred Stock, create or authorize the creation of or issue any other security (including any security convertible into or exercisable for any equity security), having rights, preferences or privileges senior to the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock.

6.             Redemption.

(a)           Optional Redemption.  At any time on or after March 1, 2018, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock representing the Required Vote may elect to require the Corporation to redeem all (but not less than all) of the shares of Preferred Stock held by such electing shareholders by giving written notice thereof to the Corporation (an “Initiating Notice”).

(b)           Corporation Notice.  Within twenty (20) days of receipt of an Initiating Notice, the Corporation shall provide notice (the “Corporation Notice”) to all holders of record of Series B Preferred Stock and all holders of record of Series C Preferred Stock of the receipt of the Initiating Notice(s) and any such holders of Series B Preferred Stock or Series C Preferred Stock who have not previously delivered an Initiating Notice shall have thirty (30) days after the date of the Corporation Notice to notify the Corporation of their election to require the Corporation to redeem all (but not less than all) of their shares of Series B Preferred Stock or Series C Preferred Stock, as applicable (an “Election Notice”).

(c)           Effect of Giving or Failing to Give an Election Notice.  All shares of Series B Preferred Stock and all shares of Series C Preferred Stock held by a holder who gives a timely Initiating Notice or a timely Election Notice shall be redeemed as provided in this Section 6. lf a holder of Series B Preferred Stock or Series C Preferred Stock gives an Election Notice, such election shall apply to all of such holder’s shares and shall be irrevocable. The redemption shall be accomplished by the Corporation over a period of not more than three (3) years as provided in this Section 6. A holder of Series B Preferred Stock or Series C Preferred Stock who does not give an Initiating Notice, or a timely Election Notice in response to the

Corporation Notice, may not thereafter seek redemption of such holder’s shares. Only those shares for which the applicable Redemption Price (as defined below) is paid or deposited as provided in this Section 6 shall be redeemed on any Redemption Payment Date (as defined below). Any remaining unredeemed shares of Series B Preferred Stock and Series C Preferred Stock held by a holder who has given an Election Notice shall continue to be outstanding for all purposes until the next succeeding first and/or second Redemption Payment Date, as applicable; provided, however, such shares shall be subject to redemption by the Corporation on the terms and conditions of this Section 6 and such redemption right shall be binding on any transferee of the shares of Series B Preferred Stock or Series C Preferred Stock, as applicable. Notwithstanding the foregoing, until the termination date specified in each Redemption Notice for the conversion rights of such holder pursuant to Section 4 hereof, such holder shall be entitled to convert unredeemed shares of Series B Preferred Stock or of Series C Preferred Stock into shares of Common Stock even though such holder has given an Initiating Notice or Election Notice. If a holder of shares of Series B Preferred Stock or of shares of Series C Preferred Stock does not give an Initiating Notice or an Election Notice, no shares of Series B Preferred Stock or of Series C Preferred Stock will be redeemed from such holder.

(d)           Redemption Payment.  The redemption of shares of Series B Preferred Stock and Series C Preferred Stock for those holders who have given an Initiating Notice or an Election Notice shall take place on the ninetieth (90th) day following receipt by the Corporation of the Initiating Notice(s) and on the next two (2) succeeding calendar anniversaries thereof (the “Redemption Payment Date”).  Each such redemption for Series B Preferred Stock shall be made by payment in cash of an amount (the “Series B Redemption Price”) equal to the product of (i) the Series B Original Issue Price for the Series B Preferred Stock, such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Stock and occurring after the date of filing of this Restated Certificate, multiplied by (ii) the number of shares of Series B Preferred Stock held by such holder.  Each such redemption for Series C Preferred Stock shall be made by payment in cash of an amount (the “Series C Redemption Price”) equal to the product of (x) the Series C Original Issue Price for the Series C Preferred Stock, such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Stock and occurring after the date of filing of this Restated Certificate), multiplied by (y) the number of shares of Series C Preferred Stock held by such holder.  On the Redemption Payment Date and each of the two succeeding anniversaries of such Redemption Payment Date, the Corporation shall redeem at least the following percentages of Series B Preferred Stock and Series C Preferred Stock (but may redeem a higher percentage at its option) held by each such holder on such date, until all such holder’s shares of Series B Preferred Stock and/or Series C Preferred Stock have been redeemed:

Redemption Payment Date	Percentage to be Redeemed

Initial Redemption Payment Date	331/3%

First Anniversary of Redemption Payment Date	50%

Second Anniversary of Redemption Payment Date	100%

(e)           Partial Redemption.  If as a result of the limitation set forth in Section 6(j), the Corporation is not able to redeem all of the shares of Series B Preferred Stock and Series C Preferred Stock requested by each such holder to be redeemed on such date, the Corporation shall redeem on the Redemption Date: the maximum number of shares of Series B Preferred Stock and Series C Preferred Stock which it is able to redeem (allocated pro rata among requesting holders in accordance with the aggregate number of shares of Series B Preferred Stock and Series C Preferred Stock each such holder held on the applicable Redemption Payment Date); provided, however, that any shares of Series B Preferred Stock and Series C Preferred Stock which are requested to be redeemed but are unable to be redeemed on a Redemption Payment Date due to the limitations set forth in Section 6(j) shall be redeemed, together with any other shares of Series B Preferred Stock and Series C Preferred Stock then scheduled to be redeemed, on the earliest date on which such redemption may be accomplished within the limitation set forth in Section 6(j).

Shares of Series B Preferred Stock and shares of Series C Preferred Stock which are subject to redemption hereunder but which have not been redeemed due to the limitation set forth in Section 6(j) shall continue to be outstanding and entitled to all liquidation, conversion and other rights, preferences, privileges and restrictions of the Series B Preferred Stock or Series C Preferred Stock, as applicable, until such shares have been converted or redeemed as set forth herein.

(f)            Redemption Notice.  At least twenty (20) but no more than sixty (60) days prior to each Redemption Payment Date, written notice shall be delivered by the Corporation, via overnight or international courier service (as applicable), to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at the address last given by the holder to the Corporation for the purpose of notice consistent with such holder’s instructions as to delivery, if any, or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the Redemption Payment Date, the applicable Series B Redemption Price or Series C Redemption Price, the number of such holder’s shares of Series B Preferred Stock and/or Series C Preferred Stock (and the relevant series) to be redeemed, the place at which payment may be obtained and the date on which such holder’s conversion rights (as set forth in Section 4) as to such shares shall terminate (which date shall in no event be earlier than the close of business on the third business day prior to the applicable date of payment of the Series B Redemption Price for the shares of Series B Preferred Stock or of the Series C Redemption Price for the shares of Series B Preferred Stock then being redeemed) and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares of Series B Preferred Stock or Series C Preferred Stock to be redeemed (the “Redemption Notice”).

(g)                                 Surrender of Certificate.  On or before each designated Redemption Payment Date, each holder of Preferred Stock to be redeemed shall (unless such holder has previously exercised his right to convert such shares of Preferred Stock into Common Stock as provided in Section 4 hereof), surrender the certificate(s) representing such shares of Preferred Stock to be redeemed on such Redemption Payment Date to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Series B Redemption Price for such shares of Series B Preferred Stock or Series C Redemption Price for such shares of Series C Preferred Stock, as applicable, shall be payable to the order of the person whose name appears on such certificate(s) as the owner thereof, and each surrendered certificate shall be canceled and retired.  If less than all of the shares of Preferred Stock represented by such certificate are redeemed, then the Corporation shall promptly issue a new certificate representing the unredeemed shares.

(h)                                 Effect of Redemption.  If the Redemption Notice shall have been duly given, and if on the Redemption Payment Date the applicable Series B Redemption Price or Series C Redemption Price is either paid or made available for payment through the deposit arrangements specified in Section 6(i) below, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock or Series C Preferred Stock so called for redemption shall not have been surrendered, such shares shall not thereafter be transferred on the Corporation’s books and all of the rights of the holder with respect to such shares shall terminate after the Redemption Payment Date, except only the right of the holder to receive the applicable Series B Redemption Price or Series C Redemption Price, without interest, upon surrender of such holder’s certificate(s) therefor.

(i)                                     Deposit of Redemption Price.  On or prior to a Redemption Payment Date, the Corporation may, at its option, deposit with a bank or trust corporation in the State of New York or Missouri, having an aggregate capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate Series B Redemption Prices and Series C Redemption Prices for all shares of Preferred Stock called for redemption on such Redemption Payment Date, with irrevocable instructions and authority to the bank or trust corporation to pay, on or after such Redemption Payment Date, the applicable Series B Redemption Price or Series C Redemption Price to the respective holders upon the surrender of their share certificates.  From and after the date of such deposit, the shares so called for redemption shall be redeemed.  The deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit, the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the applicable Series B Redemption Price or Series C Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Section 4 hereof.  Any funds so deposited and unclaimed at the end of one (1) year from such Redemption Payment Date shall be released or repaid to the Corporation, after which time the holders of shares of Preferred Stock called for redemption who have not claimed such funds shall be entitled to receive payment of the applicable Series B Redemption Price or Series C Redemption Price only from the Corporation.

(j)                                     Limitations on Redemption.  The Corporation shall not be required to expend funds for the redemption of Series B Preferred Stock or Series C Preferred Stock to the extent such expenditure would violate the General Corporation Law of the State of Delaware.

7.                                       Corporate Opportunity Waiver.  The Corporation hereby renounces, to the fullest extent permitted by Section 122 (17) of the General Corporation Law of the State of Delaware, any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any Relevant Business Opportunity.  A “Relevant Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series B Preferred Stock or any holder of Series C Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person in such Covered Person’s capacity as a director of the Corporation.  To the fullest extent permitted by law, the Corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Relevant Business Opportunity.

8.                                       Miscellaneous.

(a)                                  Notices.  All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that provides evidence of delivery and that guarantees next business day delivery (effective the next business day), or (iv) sent by facsimile followed within twenty-four (24) hours by confirmation by one of the foregoing methods (effective upon receipt of the facsimile in complete, readable form), sent to the intended recipient at the recipient’s address or facsimile number as it appears on the books of the Corporation.

(b)                                 Transfer Taxes, Etc.  The Corporation will pay any and all stock transfer, documentary stamp taxes and the like that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock, Series C Preferred Stock or shares of Common Stock or other securities issued in respect of shares of Series B Preferred Stock or shares of Series C Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation will not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock, Series C Preferred Stock or shares of Common Stock or other securities in a name other than that in which such shares were registered, or in respect of any payment to any person other than the registered holder thereof with respect to any such shares.

FIFTH:                                                     The Corporation is to have perpetual existence.

SIXTH:                                                  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A.                                   The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws.  The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

B.                                     In accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, the power to adopt, amend or repeal the By-Laws of the Corporation may be exercised by the Board of Directors.

C.                                     The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors.

SEVENTH:                               The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor); provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined.  No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.  If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

EIGHTH:                                          Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:                                                 From time to time any of the provisions of this Restated Certificate may be amended, waived, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate are granted subject to the provisions of this Article.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be signed by its duly authorized officer this 3rd day of November, 2011.

/s/ Bryan L. Hansel
Bryan L. Hansel
President and Chief Executive Officer